 Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Big Rock Partners Acquisition Corp. (the “Company”) on Form S-1 of our report dated October 13, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Big Rock Partners Acquisition Corp. as of September 30, 2017 and for the period from September 18, 2017 (inception) through September 30, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
October 13, 2017